GREENE STREET ENTERPRISES, LLC

OPERATING AGREEMENT

This OPERATING AGREEMENT (the “Agreement”) is entered into as of the 16th day of December, 2011, by and among Greene Street Enterprises, LLC, a New Jersey limited liability company, having an office at 900 Broad Street, Newark, New Jersey 07102 (the “LLC”), and the Persons listed on Exhibit A hereto (each such individual is a “Member” and all of such individuals are “Members”).

WHEREAS, the Members desire to form a limited liability company under the laws of the State of New Jersey and to set forth certain respective rights and obligations with respect to such limited liability company, as provided in this Agreement,

NOW, THEREFORE, in consideration of the premises and mutual covenants stated herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement the following terms shall have the following meanings:

1.1 “Act” shall mean the New Jersey Limited Liability Company Act as set forth in N.J.S.A. 42:2B-2 et seq., as amended.

1.2 “Agreement” shall mean this Operating Agreement.

1.3 “Bankruptcy”  shall be deemed to have occurred as to a Person when (i) such Person shall have commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended or replaced, or under any other applicable federal or any state bankruptcy or insolvency law, or (ii) a decree or order for relief under any of such laws shall have been entered by any court having jurisdiction in respect of such Person, or a receiver, liquidator, assignee, custodian, trustee or similar official shall have been appointed for such Person or any substantial part of such Person’s property, or the winding-up or liquidation of such Person’s affairs shall have been ordered, and in connection with the foregoing provisions of this clause (ii) either such Person shall have applied for or consented to such decree, order or appointment or such decree, order or appointment, shall have continued unstayed and in effect for a period of 90 days (whether or not consecutive), or (iii) such Person shall have made an assignment for the benefit of creditors, or (iv) such Person shall have generally admitted in writing the inability to pay its, his or their debts as such debts become due.

1.4 “Capital Account” shall have the meaning provided in Section 6.6.

1.5 “Code” shall mean the Internal Revenue Code of 1986, as it may be amended or replaced from time to time.

1.6 “Effective Date” shall mean the date of execution of this Agreement.

1.7 “LLC” shall mean the limited liability company formed pursuant to this Agreement.

1.8 “LLC Interest” shall refer to a Member’s percentage of ownership interest in the LLC as set forth in Section 3.1 as may be modified from time to time pursuant to Section 5.3.

1.9 “Membership Rights” shall mean all of the rights of a Member in the LLC under applicable law, including but not limited to such Member’s: (i) LLC Interest(s); (ii) right to inspect the LLC’s books and records; and (iii) right to participate in the management of and vote on matters coming before the Members.

1.10 “Person” shall mean any person, firm, corporation, partnership, limited liability company, association, company, trust, estate, custodian, nominee or other individual or entity.

1.11 “Regulations” shall mean the final or temporary regulations promulgated by the United States Department of the Treasury under the Code and as then in effect.

1.12 “Transfer” shall mean any sale, assignment, hypothecation, mortgage, pledge, encumbrance or other transfer or disposition.

ARTICLE II

FORMATION

2.1 Formation. The Members have authorized the filing of the certificate of formation, in accordance with the Act. The LLC shall conduct business as a limited liability company pursuant to the terms of this Agreement and the provisions of all applicable law.

2.2 Name. The business and affairs of the LLC shall be conducted under the name Greene Street Enterprises, LLC and such name shall be used at all times in connection with the business and affairs of the LLC.

2.3 Office. The LLC shall maintain its principal office at such location as may be designated by the Members.

2.4 Purpose. The purpose of the LLC shall be limited to effecting the following transactions:

(a) raising the capital from its Members as set forth on Exhibit A; and

(b) purchasing from the current holders all of the issued and outstanding shares of Series F Preferred Stock of City National Bancshares Corporation, a New Jersey corporation (“CNBC”), having an aggregate face value of $7,000,000 for an aggregate purchase price to be negotiated (the “Preferred Stock”); and

(c) surrendering the Preferred Stock to CNBC in exchange for an amount of CNBC’s common stock determined by CNBC’s Board of Directors as fair value for the surrendered

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Preferred Stock (the “Common Stock”) provided that the shares representing the Common Stock are issued directly by CNBC to the Members in their individual capacities and names in accordance with their percentage of ownership interest in the LLC and that under no circumstances is the LLC to take title to any shares of the Common Stock; and

(d) dissolving the LLC (the “Dissolution”); and

(e) entering into any contracts or commitments, assuming any obligations, executing any documents and doing any and all other acts and things which may be necessary, incidental or convenient, to carry on the business of the LLC as contemplated by items (a)-(d) above.

2.5 Other Businesses. This Agreement shall not prohibit any Member from conducting other businesses or activities including, business or activities related to, or otherwise competing with, the business conducted by the LLC without accounting to the LLC or the other Members. Further, no Member shall be liable or accountable to the LLC or the other Members for failure to disclose or make available to the LLC any business opportunity that such Member becomes aware of in its capacity as a Member or otherwise.

2.6 Title of Property. All tangible and intangible real and personal property owned by the LLC shall be owned by the LLC as an entity, and, insofar as permitted by applicable law, no Member shall have any ownership interest in such property in its individual name or right, and each Member’s interest in the LLC shall be personal property for all purposes.

2.7 Term. The term of the LLC shall commence on the acceptance by the Department of Treasury of the State of New Jersey of the filing of a certificate of formation for the LLC and shall continue until the winding up and liquidation of the LLC in accordance with this Agreement.

2.8 Registered Agent. The name of the LLC’s registered agent in the State of New Jersey shall be Lee A. Albanese, Esq. and the registered office of the LLC shall be at 1037 Raymond Boulevard, 16th Floor, Newark, New Jersey 07102.

ARTICLE III

CAPITAL CONTRIBUTIONS

3.1 Initial Capital Contributions. In consideration for their contributions of cash set forth on Exhibit A, each of the Members shall have the percentage ownership interest set forth on Exhibit A.

3.2 No Other Contributions. Except for a Member’s initial capital contribution, no Member shall be required to make any capital contributions to the LLC and shall not be obligated or required under any circumstances to restore a negative balance in its Capital Account.

3.3 No Interest. The Members shall not receive interest on any capital contribution at any time made to the LLC or on the balance of their respective Capital Accounts.

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ARTICLE IV

MANAGEMENT AND OPERATIONS

4.1 Management. (a) The business of the LLC shall be exercised by or under the direction of the Members. The Managing Member shall have all the rights and powers delegated to him from time to time as designated herein and by resolution of the Members and with that authority he shall bind the LLC.

(b) The Members designate Preston D. Pinkett III to be the managing member (“Managing Member”) of the LLC. The Managing Member may delegate some or all of his rights to manage the LLC to one or more Members, officers or employees as shall be specifically identified by name, title and appropriate job descriptions from time to time by the Managing Member. Any vacancy of the position of Managing Member shall be filled by the vote of the Members holding a majority of the LLC Interests. A Managing Member appointed to fill such vacancy shall hold office until the next annual meeting of Members or until a successor shall be appointed.

4.2 Payment of Expenses. At all times prior to the Dissolution, the cash proceeds of the LLC shall be applied first to the payment of all taxes, debts and other obligations and liabilities of the LLC which are then due and owing.

4.3 Compensation. Neither the Managing Member nor any Member shall be entitled to any fees, commissions or other compensation from the LLC for any services rendered to or performed for the LLC.

4.4 LLC Indemnification; Exculpation. (a) The LLC shall indemnify, defend and hold harmless, and advance expenses to, the Members (individually or collectively and any Managing Member, manager, officer, director, controlling person, agent or employee of the LLC (collectively the “Indemnified Parties”) for, and shall hold the Indemnified Parties harmless from and against, any losses, damages, claims, expenses or other liability actually and reasonably incurred by such Indemnified Party for which such Indemnified Party has not otherwise been reimbursed (including reasonable attorneys’ fees, judgments, fines and amounts paid in settlement) in connection with any matter to which an Indemnified Party is a party or is threatened to be made a party to a threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, arising or incurred in connection with the discharge of the Indemnified Party’s obligations under this Agreement, except for liability imposed on the Indemnified Party as a result of any fraudulent, criminal, or grossly negligent act or omission, or the willful breach of this Agreement by the Indemnified Party. The termination of any action, suit or proceeding by judgment, order, settlement, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the Indemnified Party’s conduct constituted grossly negligent, fraudulent, or criminal behavior.

(b) Neither the Members nor any of the Managing Member, managers, officers, controlling persons, employees or other agents of the LLC, shall be liable, responsible or accountable in damages or otherwise to the LLC or to any of the Members, their successors or permitted assigns, except by reason of acts or omissions due to gross negligence or willful misconduct on the part of the Indemnified Party. Any action taken in good faith in reliance upon

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and in accordance with the advice or opinion of counsel shall be conclusively deemed not to constitute gross negligence or willful misconduct and a willful breach of this Agreement on the part of the Indemnified Party.

4.6 Reliance on Certificates. Any person dealing with the LLC may rely on a certificate signed by the Managing Member:

(a) as to who the Members hereunder are;

(b) as to who is authorized to execute and deliver any instrument or document on behalf of the LLC;

(c) as to the authenticity of any copy of this Agreement and amendments hereto;

(d) as to any act or failure to act by the LLC or as to any other matter whatsoever involving the LLC or any Member (solely with respect to the activities of the LLC); or

(e) as to the authority of the Managing Member, any officer of the LLC or the Tax Matters Member (as defined herein) to act.

ARTICLE V

MEMBER’S RIGHTS

5.1 General. This Article V is subject to Section 4.1. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement or the Act, the Members will make all decisions for the LLC. The actions by the Managing Member respecting the LLC will require approval, consent, or ratification of the Members; provided, the Members hereby authorize the Managing Member to undertake, negotiate, execute and deliver such documents and other agreements necessary or desirable in his judgment to effect the transactions specifically set forth in Section 2.4; provided further, that the Managing Member shall not have authority to (a) negotiate the purchase price of the Preferred Stock; (b) negotiate the exchange value of the Preferred Stock for the Common Stock; or (c) to provide votes or consents with respect to the Preferred Stock, without the consent of the Members.

5.2 Meetings of and Voting by Members. A meeting of the Members may be called at any time by any Member. Meetings of Members shall be held at the LLC’s principal place of business or at such other location as may be designated by the Member calling the meeting. Not less than one (1) nor more than thirty (30) days before each meeting, the Member calling the meeting shall give written notice of the meeting to each Member. The notice shall state the date, time, place and purpose of the meeting. Notwithstanding the foregoing provisions, each Member waives notice if before or after the meeting, the Member signs a waiver of the notice which is filed with the records of Members’ meetings, or is present at the meeting in person or by proxy. Unless this Agreement provides otherwise, at a meeting of Members, the presence in person or by proxy of Members holding not less than 50% of the total LLC Interests of the LLC then held by Members shall constitute a quorum. A Member may vote either in person or by written proxy signed by the Member or by the Member’s duly authorized attorney-in-fact.

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5.3 Vote Required for Member Action. Except as otherwise provided in this Agreement, the affirmative vote of the Members whose LLC Interests, in the aggregate, constitute more than 50% of the total LLC Interests of the LLC then held by Members shall be required to approve any matter coming before the Members. Upon the withdrawal of a Member, as a result of the death, Bankruptcy or other voluntary or involuntary termination of such Member’s Rights, the LLC Interest of the withdrawing Member shall not be included for purposes of determining the existence of a quorum or the attainment of the requisite votes to approve a Members’ action, consent or approval.

5.4 Action Without a Meeting. In lieu of holding a meeting, the Members may vote or otherwise take action by a written instrument indicating the consent of Members whose LLC Interests, in the aggregate, constitutes more than 66% of the total LLC Interests of the LLC then held by Members.

ARTICLE VI

ACCOUNTING AND TAX MATTERS

6.1 Fiscal Year. The fiscal year of the LLC shall be the calendar year.

6.2 Accounting Method. The books and records of the LLC shall be maintained on the method of accounting chosen by the LLC and otherwise in accordance with generally accepted accounting principles consistently applied and shall show all items of income and expense. The LLC shall maintain at the LLC’s principal office full and accurate books and records of the LLC’s business.

6.3 Access to Information. Each Member and such Member’s respective attorneys, accountants and other advisors, shall have the right at all times during usual business hours and upon reasonable notice, to examine, review, audit, and make copies of the books and records of the LLC. Each Member shall maintain all information relating to the LLC contained in such reports, books and records in strict confidence. Each Member making such examination, review, audit or copies shall bear all of the expenses incurred by such Member or the LLC with respect to any such examination, review, audit or copying.

6.4 Tax Status. (a) Each of the Members hereby recognizes that the LLC will be recognized as a disregarded entity if a single member limited liability company or as a partnership if a multiple member limited liability company, for federal and New Jersey tax purposes and will be subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Code. The LLC shall prepare or cause to be prepared and make or cause to be made timely filings of all tax returns and statements which the LLC shall determine must be filed on behalf of the LLC with any taxing authority. The LLC shall provide a copy of such returns and statements to each Member prior to thirty (30) days before the due date (computed without regard to any extensions thereof) and actual filing of such return.

(b) In the event of a distribution of property made in an amount provided in Section 734 of the Code, or in the event of a Transfer of any Membership Rights permitted by this Agreement made in the manner provided in Section 743 of the Code, the Members on behalf of

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the LLC, may, but shall not be required to, file an election under Section 754 of the Code in accordance with the procedures set forth in the applicable Regulations promulgated thereunder.

6.5 Tax Matters Member. The Managing Member shall be the “tax matters partner” for purposes of the Code and shall notify the Members of any audit or other matters of which Managing Member is notified or becomes aware.

6.6 Capital Accounts. An account (a “Capital Account”) shall be established and maintained for each Member which shall be credited with such Member’s capital contributions (at net fair market value with respect to contributed property) and shall be appropriately adjusted to reflect each Member’s allocations of profits, gains, losses, deductions, the net fair market value of distributions made to the Member and such other adjustments as shall be required by Section 704(b) of the Code and the Regulations promulgated thereunder.

6.7 Bank Accounts. All funds of the LLC shall be deposited in an account or accounts opened in the LLC’s name and invested in the LLC’s discretion. The LLC shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts and the Persons who will have authority with respect to the accounts and the funds therein.

ARTICLE VII

DISTRIBUTIONS

7.1 The LLC shall distribute all of its net assets on or prior to the date of Dissolution to its Members in accordance with their percentage interests as set forth on Exhibit A. The Dissolution must occur on or prior to July 1, 2012, regardless of whether any of the other transactions listed in Section 2.4 have been effected on or before such date.

ARTICLE VIII

TRANSFERS OF MEMBERSHIP RIGHTS

AND LLC INTERESTS

8.1 Transfers of Membership Rights. Except as expressly permitted by the terms of Section 8.2, no Member may Transfer all or any part of such Member’s Membership Rights, including such Member’s LLC Interest (including without limitation any Transfer between Members). Any purported Transfer or admission made in violation of this Section 8.1 shall be void ab initio and without effect.

8.2 Death, Incompetency of a Member and Forced Transfer. Upon the death or legal incompetency of an individual Member, such Member’s legally authorized personal representative shall have all of the rights of a Member including such power as the decedent or incompetent Member possessed to make an assignment of interest in the LLC in accordance with the terms hereof. No such personal representative shall be admitted as a Member in the LLC except in compliance with all of the applicable provisions of this Article VIII; provided, however, that such personal representative shall have all the rights and powers of a Member for purposes of winding-up the affairs of the LLC in accordance with this Agreement.

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8.3 Withdrawals. No Member may resign, dissolve or otherwise withdraw from the LLC.

8.4 Other Conditions of Transfers. In addition to the satisfaction of the other conditions set forth in this Article VIII, no Member may Transfer all or any portion of any Membership Rights or LLC Interests unless the following conditions (“Conditions of Transfer”) are satisfied:

8.4.1 The Transfer will not require registration of the Membership Rights (or LLC Interests, as the case may be) under any federal or state securities laws;

8.4.2 The transferee delivers to the LLC a written instrument agreeing to be bound by the terms of this Agreement;

8.4.3 The Transfer will not result in the termination of the LLC pursuant to Code Section 708;

8.4.4 The Transfer will not result in the LLC being subject to the Investment Company Act of 1940, as amended; and

8.4.5 The transferor or the transferee delivers the following information to the LLC: (i) the transferee’s taxpayer identification number; and (ii) the transferee’s initial tax basis in the transferred interest.

ARTICLE IX

DISSOLUTION

9.1 Events of Dissolution. The LLC shall continue until dissolved upon the earliest to occur of the following events (the “Events of Dissolution”):

(i) November 1, 2012; or

(ii) the written consent of all Members to terminate and dissolve the LLC; or

(iii) the entry of a decree of judicial dissolution under Section 42:2B-49 of the Act.

9.2 Liquidating Distributions. Upon an Event of Dissolution, the LLC shall distribute all of its net assets in kind to the Members according to their respective interests on Exhibit A.

9.3 Filing of Certificate of Cancellation. If the LLC is dissolved, the LLC shall promptly have filed a certificate of cancellation with the Department of Treasury of the State of New Jersey.

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ARTICLE X

GENERAL

10.1 Notices. Unless otherwise provided in this Agreement, notices shall be deemed given if in writing and delivered personally (with receipt acknowledged), mailed certified mail, return receipt requested, postage prepaid, or by overnight courier service (providing a delivery receipt), to the Member to whom the notice is to be given at such Member’s address as set forth on the signature page to this Agreement or such other address designated by such Member to the LLC by notice hereunder.

10.2 Waiver. No consent or waiver, express or implied, by any Member to or of any breach or default by any other Member in the performance by any other Member of its obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance by such other Member of the same or any other obligation of such Member hereunder. Failure on the part of a Member to complain of any act or failure to act of any other Member or to declare such other Member in default, irrespective of how long such failure continues, shall not constitute a waiver by such Member of its rights hereunder.

10.3 Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

10.4 Binding Agreement. Subject to the restrictions on Transfers set forth herein, this Agreement shall inure to the benefit of and be binding upon the Members and their respective heirs, executors, legal representatives, successors and assigns. None of the provisions of this Agreement are intended to be, nor shall the provisions be construed to be, for the benefit of any third party. Whenever, in this Agreement, a reference to any party or Member is made, such reference shall be deemed to include a reference to the permitted heirs, executors, legal representatives, successors and assigns of such party or Member.

10.5 Additional Remedies. The rights and remedies of any Member hereunder shall not be mutually exclusive, i.e., the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provisions hereof. The respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but nothing herein contained is intended to, nor shall it, limit or affect any other rights in equity or any rights at law or by statute or otherwise of any party aggrieved as against the other for breach or threatened breach of any provision hereof, it being the intention of this Section 10.5 to make clear the agreement of the Members that the respective rights and obligations of the Members hereunder shall be enforceable in equity as well as at law or otherwise.

10.6 Further Actions. Each of the Members hereby agrees to execute and deliver hereafter such further instruments and do such further acts and things as may be required or appropriate to carry out the intent and purpose of this Agreement and which are not inconsistent with the terms hereof.

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10.7 Use of Certain Terms. The definitions in Article I apply equally to both the singular and the plural; any pronoun used in this Agreement shall include the corresponding masculine, feminine and neuter; the words “include” and “including” shall be deemed to be followed by the phrase “without limitation”; and the terms “hereof “ and “herein” shall refer to the particular agreement or document in which such term appears.

10.8 Counterparts. This Agreement may be executed in one or more counterparts with each such counterpart deemed to be an original hereof and all of such counterparts deemed to be one and the same Agreement.

10.9 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the LLC. It supersedes all prior written and oral statements, including any prior representation, statement, condition or warranty. No variations, modifications, or changes herein nor any waiver of any provision hereof shall be binding unless set forth in a document duly executed by or on behalf of each of the Members.

10.10      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey (other than its rules as to conflicts of law to the extent that such rules would result in the application of the laws of some other jurisdiction).

[Signatures are on the following page]

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IN WITNESS WHEREOF, the parties hereto executed this Agreement effective as of the Effective Date.

MEMBERS:

/s/ Eugene Giscombe
Eugene Giscombe

Address:

/s/ Preston D. Pinkett III
Preston D. Pinkett III

Address:

/s/ Lemar C. Whigham
Lemar C. Whigham

Address:

/s/ H. O’Neil Williams
H. O’Neil Williams

Address:

/s/ Alfonso L. Carney, Jr.
Alfonso L. Carney, Jr.

Address:

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/s/ Louis E. Prezeau
Louis E. Prezeau

Address:

/s/ Edward R. Wright
Edward R. Wright

Address:

/s/ Raul Oseguera
Raul Oseguera

Address:

/s/ Walter Bond
Walter Bond

Address:

/s/ David Scheck
David Scheck

Address:

/s/ Carlton West
Carlton West

Address:

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LLC:

GREENE STREET ENTERPRISES, LLC,
a New Jersey limited liability company

By:	/s/ Preston D. Pinkett III
Name:	Preston D. Pinkett III
Title:	Managing Member

[Signature page to Operating Agreement---Greene Street Enterprises, LLC]

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Exhibit A

Member	Capital Contribution	Percentage Interest

Eugene Giscombe	$35,000	9.090909%

Preston D. Pinkett III	$35,0009.090909%

Lemar C. Whigham	$35,000	9.090909%

H. O’Neil Williams	$35,000	9.090909%

Alfonso L. Carney, Jr.	$35,000	9.090909%

Louis E. Prezeau	$35,000	9.090909%

Edward R. Wright	$35,000	9.090909%

Raul Oseguera	$35,000	9.090909%

Walter Bond	$35,000	9.090909%

David Scheck	$35,000	9.090909%

Carlton West	$35,000	9.090909%

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